EXHIBIT 10.1

CERTIFICATE OF DESIGNATION

SERIES B CONVERTIBLE PREFERRED STOCK

($.001 Par Value)

of

FTS GROUP, INC.

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock” and the number of shares constituting such series shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Convertible Preferred Stock.

Section 2. Dividends. The holders of shares of Series B Convertible Preferred Stock shall not be entitled to receive dividends, whether in cash, property, or shares of the corporation's capital stock.

Section 3.No Voting Rights. The holders of shares of Series B Convertible Preferred Stock shall have no voting rights.

Section 5. Reacquired Shares. Any shares of Series B Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution on Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, holders of Series B Convertible Preferred Stock will receive their pro rata share of the total value of the assets and funds of the Corporation to be distributed, assuming the conversion of Series B Convertible Preferred Stock to Common Stock.

(B) Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Convertible Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denomination of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Redemption. After June 1, 2006, the shares of Series B Convertible Preferred Stock shall be redeemable at $2.00 per share solely at the Company’s option.

Section 9. Amendment. The Certificate of Incorporation, as amended, of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least fifty percent of the outstanding shares of Series B Convertible Preferred Stock, voting together as a single class.

Section 10. Fractional Shares. Series B Convertible Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series B Convertible Preferred Stock.

Section 11. Conversion. The holders of the Series B Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series B Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

(A) Conversion. Subject to and in compliance with the provisions of this Section 11, any shares of Series B Convertible Preferred Stock may, at any time after January 3rd, 2008, at the option of the holder or the Corporation, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion”). The number of shares of Common Stock to which a holder of Series B Convertible Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series B Convertible Preferred Stock being converted by twenty-five (25), subject to adjustment as set forth in this Section 11.

(B) Mechanics of the Conversion. Upon a Conversion, the holder of Series B Convertible Preferred Stock shall surrender the applicable certificate or certificates therefore, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Convertible Preferred Stock, and, shall give written notice to the Corporation of the Conversion and the number of shares of Series B Convertible Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.

(C) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction provided for elsewhere in this Section 11), in any such event each holder of Series B Convertible Preferred Stock shall have the right, but not the obligation, thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(D) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the date of issuance of the Series B Convertible Preferred Stock , there is a capital reorganization of the Common Stock (other than a transaction provided for elsewhere in this Section 11), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.

(E) Fractional Shares. Any fractional share resulting from the conversion of the Series B Convertible Preferred Stock may be rounded up to the nearest whole share at the discretion of the Corporation.

(F) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times after June 1, 2006, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock , such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock . If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 12 Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

Section 13. No Impairment. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of the Series B Convertible Preferred Stock against impairment.

IN WITNESS WHEREOF, said FTS Group, Inc. has caused this Certificate of Designation to be signed by its duly authorized officer this 8th  day of March , 2006.

FTS GROUP, INC.

By	/s/ Scott Gallagher
Scott Gallagher, Chief Executive Officer